Exhibit 99.1

BOQI International Medical Enters into Stock Purchase Agreement to Acquire Chongqing Guoyitang Hospital

New York, Dec. 09, 2020 (GLOBE NEWSWIRE) -- BOQI International Medical Inc. (NASDAQ: BIMI) (“BIMI” or the “Company”) today announced that it has entered into a Stock Purchase Agreement (the “Agreement”) on December 7, 2020, to acquire Chongqing Guoyitang Hospital (“Guoyitang”), the owner and operator of a private general hospital in Chongqing City, a southwest city of China, with 100 hospital beds, 53 medical doctors, 40 medical technicians, 50 nurses and 57 administrative employees.

Pursuant to the Agreement, BIMI will purchase all the issued and outstanding equity interests in Guoyitang. The aggregate purchase price for Guoyitang is US$15,243,902 (RMB 100,000,000). Upon signing the Agreement, 2,000,000 shares of common stock of BIMI and approximately US$3,048,780 (RMB 20,000,000) will be paid as partial consideration for the purchase of Guoyitang. The balance of the purchase price in the amount of approximately US$6,097,560 (RMB 40,000,000) is subject to post-closing adjustments based on the performance of Guoyitang in 2021 and 2022.

“The acquisition of Guoyitang will allow us to accelerate our online-to-offline strategy,” said Mr. Tiewei Song, Chief Executive Officer and President of BOQI International Medical Inc. “BIMI’s medical supply chain can support Guoyitang with higher operational efficiency, while Guoyitang can provide comprehensive medical services to supplement BIMI’s offline businesses. We intend to create a hospital chain for obstetrics and gynecology and plan to acquire more specialty hospitals. We believe that this acquisition can further expand our healthcare services and create more value for our investors.”

About BOQI International Medical Inc.

BOQI International Medical Inc. (formerly known as NF Energy Saving Corporation) (NASDAQ: BIMI) was founded in 2006. In February 2019, the Board of Directors of the company was reorganized with a focus on the health industry. The Company is now exclusively a healthcare products provider, offering a broad range of healthcare products and related services. For more information about BOQI International Medical, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of the Coronavirus (COVID-19), the demand for the Company’s products and the Company’s customers’ economic condition,  risk of operations in the People’s Republic of China, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission. Investors are urged to read the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020 for further information about the Company’s financial results, liquidity and capital resources.

IR Contact:

Dragon Gate Investment Partners LLC
Tel: +1(646)-801-2803
Email: BIMI@dgipl.com